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                                                                    EXHIBIT 12.3

         UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                     Year Ended December 31
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Millions of dollars                                         1996     1995     1994     1993     1992
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

Earnings from continuing operations before
  cumulative effect of accounting change                $  468     $251     $111     $273     $169
Provision for income taxes                                 302      226      161      213      137

Minority interest                                           -        -        -        -         5
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   Earnings subtotal (a)                                   770      477      272      486      311
Fixed charges included in earnings:
   Interest expense                                        279      291      275      304      379
   Interest portion of rentals (b)                          40       41       50       55       61
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      Subtotal                                             319      332      325      359      440

Earnings from continuing operations
   available before fixed charges                       $1,089     $809     $597     $845     $751
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Fixed charges:
   Fixed charges included in earnings                      319      332      325      359      440
   Capitalized interest                                     15       35       30       30       34
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      Total fixed charges                               $  334     $367     $355     $389     $474

Ratio of earnings from continuing operations
to fixed charges                                           3.3      2.2      1.7      2.2      1.6
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(a) Includes pre-tax asset write downs of:              $   75     $105     $ 71     $ 19     $ 50

      The ratio of earnings, excluding asset write downs,
       to fixed charges would be:                          3.5      2.5      1.9      2.2      1.7

(b) Calculated as one-third of operating rental expense.
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